UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 12, 2018

Flat Rock Capital Corp.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-55767	82-0894786
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1350 6th Avenue, 18th Floor

New York, NY 10019

(Address of principal executive offices)

(212) 596-3413

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01	Entry into a Material Definitive Agreement.

Credit Facility

On October 12, 2018, Flat Rock Capital Corp. (the “Company”), through a special purpose wholly-owned subsidiary, FRC Funding I, LLC (“FRC Funding” and together with the Company, the “Borrowers”) entered into a Loan and Security Agreement (the “Loan Agreement”) with certain financial institutions as lenders (“Lenders”), State Bank and Trust Company as the administrative agent (“State Bank”) and Alostar Capital Finance (“Alostar”), as Lead Arranger and Bookrunner, pursuant to which Lenders will provide the Company with a revolving line of credit. The Loan Agreement is effective as of October 12, 2018.

The Loan Agreement provides for an initial $20.0 million in Revolver Commitments (as defined in the Loan Agreement) to be available at closing that the Company can draw down and repay for three years, subject to borrowing base eligibility. The Loan Agreement matures at the earliest of (a) the date that is four (4) years from closing, (b) the date on which FRC Funding terminates the Revolver Commitments pursuant to the Loan Agreement; or (c) the date on which the Revolver Commitments are terminated pursuant to certain events of default under the Loan Agreement; and the Scheduled Revolving Period End Date (as defined in the Loan Agreement) is three years from closing.

The Loan Agreement accrues interest at the Daily LIBOR Rate (as defined in the Loan Agreement), plus a 2.88% margin, and principal is repayable in full at maturity. Interest is generally required to be paid monthly in arrears. The Loan Agreement requires the payment of an unused line fee of between 0.50% and 1.0%, commencing on the date that is two months from closing, based on the amount by which the Revolver Commitments exceed the average daily balance of the Revolver Loans (as defined in the Loan Agreement) during any month. Such fee is payable monthly in arrears. The Loan Agreement has an advance rate against FRC Funding’s Eligible Portfolio Investment (as defined in the Loan Agreement). The advance rate, as to any Eligible Portfolio Investment, is 75.0% when the Company’s asset coverage ratio is equal or greater than 200.0% or 70.0% when the Company’s asset coverage ratio is less than 200.0%, subject to certain eligibility requirements (as defined in the Loan Agreement).

Pursuant to the terms of the Loan Agreement, the Borrowers grant to State Bank for the benefit of State Bank, Lenders, Alostar and its affiliates, a security interest and a lien in substantially all of FRC Funding’s assets. The Loan Agreement contains certain affirmative and negative covenants, including a minimum Company asset coverage ratio, a minimum fixed charge ratio, and a minimum Company tangible net worth. Under the Loan Agreement, the Borrowers are required to make certain customary representations and warranties, and are required to comply with various covenants, reporting requirements and other requirements that are customary for similar credit facilities. The obligations under the Loan Agreement may be accelerated upon the occurrence of an event of default under the Loan Agreement or in the event of a change of control of the Company or FRC Funding.

The description above is a summary of the material provisions of the Loan Agreement and is qualified in its entirety by reference to a copy of the Loan and Security Agreement, which is filed as Exhibit 10.1 to this current report on Form 8-K and incorporated by reference herein.

In connection with the Loan Agreement, the Company and FRC Funding entered into a Sale, Contribution and Master Participation Agreement (the “Contribution Agreement”), dated as of October 12, 2018. Pursuant to the Contribution Agreement, the Company will sell, assign and contribute loans and related assets to FRC Funding at each Purchase Date (as defined in the Contribution Agreement).

The description above is a summary of the material provisions of the Contribution Agreement and is qualified in its entirety by reference to a copy of the Sale, Contribution and Master Participation Agreement, which is filed as Exhibit 10.2 to this current report on Form 8-K and incorporated by reference herein.

On October 18, 2018, the Company issued a press release announcing its entry into the Loan Agreement, a copy of which is attached hereto as Exhibit 99.1.

Item 2.03	Creation of Direct Financial Obligation.

The information included under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Loan and Security Agreement among FRC Funding I, LLC as borrower, Flat Rock Capital Corp. as servicer, the Lenders party thereto, and State Bank and Trust Company as agent for the Lenders, dated October 12, 2018
10.2	Sale, Contribution and Master Participation Agreement between Flat Rock Capital Corp. as seller and FRC Funding I, LLC as purchaser dated October 12, 2018
99.1	Press Release issued by Flat Rock Capital Corp. dated October 18, 2018

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flat Rock Capital Corp.

Dated: October 18, 2018	By:	/s/ Robert K. Grunewald
	Name:	Robert K. Grunewald
	Title:	Chief Executive Officer

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